RITA MEDICAL SYSTEMS, INC.

INDEX TO EXHIBITS

Exhibit Number	Description

99.1	Press Release of RITA Medical Systems, Inc. dated July 29, 2003.

Exhibit 99.1

[RITA MEDICAL SYSTEMS, INC. LOGO]

NEWS RELEASE for July 29, 2003 at 7:30 AM EDT

Contact:	Allen & Caron Inc	RITA Medical Systems, Inc.
	Matt Clawson (investors)	Don Stewart, Chief Financial Officer
	Len Hall (media)	650-314-3400
	949-474-4300	dstewart@ritamed.com
matt@allencaron.com
len@allencaron.com

RITA MEDICAL SYSTEMS NAMES JOSEPH M. DEVIVO AS PRESIDENT

AND CHIEF EXECUTIVE OFFICER

MOUNTAIN VIEW, CA (July 29, 2003) . . . RITA Medical Systems, Inc. (Nasdaq: RITA) today announced it has hired experienced medical industry executive Joseph M. DeVivo, 36, as President and Chief Executive Officer, effective August 1, 2003.

Chairman Vincent Bucci commented, “The CEO search process was extensive and was directed by a very specific set of qualifications – involving both corporate experience and personal character. Joe’s extensive knowledge and expertise, team building and communication skills combined with his solid record of accomplishment in the sales and marketing of medical devices will prove valuable to RITA going forward. We believe that RITA, under Joe’s capable leadership, will take the next step in expanding its market position and launching the new products while leading the Company to its next level of growth and to its goal of sustained profitability.”

From August 2002 to June 2003, DeVivo served as President, Chief Operating Officer and Director of Santa Barbara-based Computer Motion Incorporation (CMI) where he led the turnaround and successful merger of the medical device company with Sunnyvale, CA-based Intuitive Surgical, Inc. (Nasdaq:ISRG). While DeVivo was at CMI, the company exceeded sales guidance, reorganized and focused its organization, secured additional funding and enhanced shareholder value.

“I am delighted to be joining the outstanding team at RITA and look forward to tackling the challenges at hand and fulfilling the promise that this technology holds. The combination of innovative products, proprietary technology, and significant market potential makes this a compelling opportunity for me as well as those who already have a stake in the company,” said DeVivo.

Prior to CMI, DeVivo served as Vice President and General Manager of a $350 million annual revenue division of TYCO International’s Healthcare Business, U.S. Surgical/Davis and Geck Sutures. In this position, he was responsible for all areas of the division including sales, marketing, research and development, and finance. During his nine year tenure at U.S. Surgical, DeVivo began as a technician in 1993 progressing through the ranks to Regional Sales Director, Director of Product Development, Senior Director of Sales and Senior Director of Marketing culminating as Vice President and General Manager of a brand new division.

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RITA MEDICAL SYSTEMS NAMES JOSEPH M. DEVIVO AS PRESIDENT

AND CHIEF EXECUTIVE OFFICER

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The majority of his tenure at U.S. Surgical was held mainly in management positions related to sales and marketing and he also supervised numerous product launches, including its cardiovascular suture Surgipro II and proprietary Aorta Direct Ellipse Aortic Balloon Clamp for minimally invasive procedures. As the Senior Director of Sales, DeVivo hired and trained a new eighteen person cardiovascular sales force, had profit and loss responsibilities and also implemented new sales strategies. Additionally, as Senior Director of Marketing, he oversaw the Suture, Cardiac and Vascular marketing departments and launched new marketing strategies for U.S. Surgical.

DeVivo earned his Bachelor of Science degree in Business Administration from the E. Clairborne Robins School of Business at the University of Richmond in 1989.

About RITA Medical Systems, Inc.

RITA Medical Systems develops, manufactures and markets innovative products for patients with solid cancerous or benign tumors. The proprietary RITA system uses radiofrequency energy to heat tissue to a high enough temperature to ablate it or cause cell death. While the Company’s current focus is on liver cancer and metastatic bone cancer, the Company believes that its minimally invasive technology may in the future be applied to other types of tumors, including tumors of the lung, breast, uterus, prostate and kidney. The Company has received regulatory clearance in major markets worldwide, including the United States. In March 2000, RITA became the first radiofrequency ablation company to receive specific FDA clearance for unresectable liver lesions in addition to its previous general FDA clearance for the ablation of soft tissue. In October 2002, RITA again became the first company to receive specific FDA clearance, this time, for the palliation of pain associated with metastatic lesions involving bone. The Company has sold over 45,000 of its disposable devices throughout the world.

Except for the historical information contained in this news release, the statements in this news release are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Information regarding these risks are included in the Company’s filings with the Securities and Exchange Commission.

RITA and StarBurst are trademarks of RITA Medical Systems, Inc.

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